Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom (UK) llp

22 Bishopsgate

London EC2N 4BQ

TEL: (020) 7519-7000 FAX: (020) 7519-7070 www.skadden.com September 23, 2025

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T1 Energy Inc.
1211 E 4th St.
Austin, Texas 78702
409-599-5706

Re:	T1 Energy Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to T1 Energy Inc., a Delaware corporation (the “Company”), in connection with the resale by the selling stockholders identified in Schedule A hereto (the “Selling Stockholders”) of up to (i) 5,000,000 shares of the Company’s Series A Convertible Preferred Stock (the “Convertible Preferred Stock”), par value $0.01 per share (the “Preferred Stock”), (ii) 15,437,847 shares (the “Trina Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company as consideration for certain transactions with Trina Solar (Schweiz) AG (the “Seller”), (iii) 29,411,764 shares of the Common Stock underlying the Convertible Preferred Stock (the “Underlying Shares”) and (iii) 30,440,113 shares of Common Stock underlying an $80.0 million seven percent (7%) unsecured convertible note due in five (5) years (the “Convertible Note”) dated December 23, 2024 between the Company and the Seller (the “Convertible Note Instrument”) (the “Conversion Shares”). We have been advised that (i) the Convertible Preferred Stock was issued pursuant to a preferred stock purchase agreement, dated as of November 6, 2024, between the Company and certain funds and accounts managed by Encompass Capital Advisors LLC, as amended (the “Preferred Stock Purchase Agreement”), (ii) the Trina Shares were issued pursuant to a transaction agreement, dated as of November 6, 2024, between the Company and the Seller (the “Transaction Agreement”, together with the Preferred Stock Purchase Agreement and the Convertible Note Instrument, the “Transaction Documents”), (iii) the Underlying Shares are issuable pursuant to the Preferred Stock Purchase Agreement and (iv) the Conversion Shares are issuable pursuant to the Convertible Note Instrument. The Convertible Preferred Stock, the Trina Shares, the Underlying Shares and the Conversion Shares are collectively referred to herein as the “Securities.”

T1 Energy Inc.

September 23, 2025

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 of the Company relating to the Securities filed on September 23, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the preliminary prospectus, dated as of the date hereof, which forms a part of and is included in the Registration Statement;

(c) an executed copy of the Preferred Stock Purchase Agreement;

(d) an executed copy of the Transaction Agreement;

(e) an executed copy of the Convertible Note Instrument;

(f) an executed copy of a certificate of Peter del Vecchio, Interim Chief Legal Officer and Chief Compliance Officer of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g) a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of December 19, 2023, November 4, 2024, December 22, 2024 and February 19, 2025, and certified pursuant to the Secretary’s Certificate (the “Amended and Restated Certificate of Incorporation”);

(h) a copy of the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof and on December 19, 2023, November 4, 2024 and December 22, 2024 and certified pursuant to the Secretary’s Certificate (the “Amended and Restated Bylaws”);

(i) a copy of the Company’s Certificate of Designation certified by the Secretary of State of the State of Delaware as of December 23, 2024, and certified pursuant to the Secretary’s Certificate (the “Certificate of Designation”); and

T1 Energy Inc.

September 23, 2025

(j) a copy of certain resolutions of the Board of Directors of the Company, adopted on (i) December 19, 2023, (ii) November 4, 2024 and (iii) December 22, 2024, each certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinions set forth in paragraphs 1 and 3 below, we have assumed that (i) the Company received the consideration for the Convertible Preferred Stock and the Trina Shares set forth in the Preferred Stock Purchase Agreement and Transaction Agreement, respectively, and the applicable board resolutions and (ii) the issuances of the Convertible Preferred Stock and the Trina Shares have been registered in the Company’s share registry. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholders and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the Amended and Restated Certificate of Incorporation and the factual representations and warranties set forth in the Transaction Documents.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Convertible Preferred Stock has been duly authorized by all requisite corporate action on the part of the Company under the DGCL and has been validly issued and are fully paid and nonassessable.

2. The Underlying Shares initially issuable upon the conversion of the Convertible Preferred Stock pursuant to the Certificate of Designation have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued upon conversion of the Convertible Preferred Stock in accordance with the Certificate of Designation, will be validly issued, fully paid and nonassessable.

3. The Trina Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

T1 Energy Inc.

September 23, 2025

4. The Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and delivered upon conversion of the Convertible Note in accordance with the Convertible Note Instrument, will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinions we have assumed that:

(a) the Company’s issuances of the Underlying Shares and the Conversion Shares do not and will not and the issuances of the First Tranche Convertible Preferred Stock and the Trina Shares did not and will not (i) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, the Certificate of Designation or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2024), although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments), and we have further assumed that the Company will continue to have sufficient authorized shares of Common Stock and Preferred Stock.

(b) the Company’s authorized capital stock is as set forth in the Amended and Restated Certificate of Incorporation and the Certificate of Designation, and we have relied solely on the certified copies thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom (UK) LLP

T1 Energy Inc.

September 23, 2025

Schedule A

Selling Stockholder	Total Number of Shares to be Sold
Certain funds and accounts managed by Encompass Capital Advisors LLC	5,000,000 shares of Preferred Stock 29,411,764 shares of Common Stock
Trina Solar (Schweiz) AG	45,877,960 shares of Common Stock